EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-91003 of Citizens Bancshares Corporation on Form S-3 of our report dated February 18, 2000 (March 10, 2000 as to Note 17), appearing in this Annual Report on Form 10-KSB of Citizens Bancshares Corporation for the year ended December 31, 1999.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 30, 2000